Exhibit 99.1

CONSENT OF STANTON E. ROSS

I hereby consent to serve as a director of Clover Leaf Capital Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

October 3, 2023

By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross